Exhibit 2.13

AMENDMENT NO. 2 TO

THE PURCHASE AGREEMENT

This AMENDMENT NO.     2 (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of August 5, 2010, and amended pursuant to that Amendment No. 1 To the Purchase Agreement, dated as of November 30, 2010 (as amended, the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”); Glenrock Asset Management Associates, LP, a Delaware limited partnership (the “Company”); Glenrock, Inc., a Delaware corporation (“Glenrock”), Glenrock Holdings, LLC, a Delaware limited liability company (“Glenrock Holdings”), GRECAP, LLC, a Delaware limited liability company (“GRECAP”) and Mark Budris (each of Glenrock, Glenrock Holdings, GRECAP and Mark Budris, individually, a “Seller,” and, collectively, the “Sellers”); and Michael Katz for certain duties and obligation set forth in the Purchase Agreement, is effective as of the 9th day of December, 2010, by and among Aveon, the Company, the Sellers and Michael Katz. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1.       The definition of “Expiration Date” found in Exhibit A-Defined Terms of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

“Expiration Date” means February 11, 2011.

2.       The definition of “Effective Date” found in Exhibit A-Defined Terms of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

“Effective Date” means February 28, 2011.

3. Section 2.2 of the Purchase Agreement shall be amended by inserting at the end thereof the following subparagraph (d):

“(d)     If the highest marginal federal income tax rate applicable to ordinary income or long-term capital gains is higher in 2011 than in 2010, then Purchaser shall pay to Seller at Closing and in addition to the Seller Proceeds an amount (on an after-tax basis) equal to the excess, if any, of Seller’s actual income tax liability for 2011 in respect of income and gains related to the Purchase Price, over Seller’s income tax liability for 2011 in respect of income and gains related to the Purchase Price computed as if (i) the federal income tax rates applicable to ordinary income and long-term capital gains in 2011 are equal to the rates that were applicable for 2010, and (ii) long-term capital gains tax rates are applicable to any gains (A) that are characterized as ordinary income under any new tax law effective on or after January 1, 2011 and (B) that would have been characterized as capital gains on or prior to December 31, 2010.

4.       The parties hereto hereby agree to make such changes to the form, terms and provisions of the Amended LPA and the Ancillary Agreements as may be necessary to effectuate the agreements contained in this Amendment.

5.       This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

6.       Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

7.       This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(Remainder of This Page is Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

AVEON HOLDINGS I L.P.

By:	Aveon Holdings I GP, Inc., its general partner

By:	/s/ John Hassett
Name:	John Hassett
Title:	President and Chief Executive Officer

GLENROCK ASSET MANAGEMENT ASSOCIATES, L.P.

By:	Glenrock, Inc., its general partner

By:	/s/ Michael Katz
Name: Michael Katz
Title: President

SELLERS:

GLENROCK, INC.

By:	/s/ Michael Katz
Name: Michael Katz
Title: President

GLENROCK HOLDINGS, LLC

By:	GLENROCK FINANCIAL PARTNERS, LTD., its managing member

	By:	/s/ Philip Strassler
Name: Philip Strassler
Title: Director

/s/ Mark Budris
MARK BUDRIS

GRECAP, LLC

By:	GLENROCK HOLDINGS, LLC, its managing member

By:	GLENROCK FINANCIAL PARTNERS,
LTD., its managing member

By:	/s/ Philip Strassler
Name: Philip Strassler
Title: Director

Solely for purposes of the terms, conditions, restrictions, duties and obligations as set forth on the signature page to the Purchase Agreement, as amended by this Amendment.

/s/ Michael Katz
Michael Katz